EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated effective as of the 1st day of September, 2007.

BETWEEN:

TAG OIL LTD., a company incorporated under the laws of
British Columbia and having an office at Suite 1407, 1050 Burrard
Street, Vancouver, British Columbia V6Z 2S3

(the “Employer”)

AND:

GARTH JOHNSON residing at 1734 Ocean Park Road, Surrey,
British Columbia V4A 3L9

(the “Employee”)

WHEREAS:

(A) The Employer is in the business of producing and exploring for oil and gas;

(B) The Employer wishes to continue to employ the Employee in the new position of Chief Executive Officer; and

(C) The Employee has agreed to continue his employment as Chief Executive Officer with the Employer on the terms and conditions of employment herein;

WITNESSETH that in consideration of the covenants and agreements herein, and for other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

PART 1

INTERPRETATION

Interpretation

1.1 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) “this Agreement” means this Agreement as it may from time to time be supplemented or amended and in effect;

(b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or other subdivision or Schedule;

(c) the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable a body corporate;

(d) the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import is used with reference thereto);

(e) except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(f) the headings to the sections, subsections and paragraphs of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(g) “Board” means the board of directors of the Company; and

(h) “Business” means the acquisition, exploration and development of oil and gas properties in the SE Asian area any other material business carried on from time to time by the Company.

PART 2

EMPLOYMENT

Position

2.1 The Employer agrees to employ the Employee as Chief Executive Officer, reporting to the Board of the Employer.

Service

2.2 During the term of this Agreement, the Employee shall:

(a) diligently and faithfully serve the Employer and use his best efforts to promote the best interests of the Employer; and

(b) unless prevented by ill health or injury, devote his working time and attention to the business of the Employer on a full-time basis.

Term

2.3 The term of this Agreement shall commence on September 1, 2007 and shall continue until it and the Employee’s employment are terminated in accordance with section 4 or 5 of this Agreement.

Length of Service

2.4 The Employee’s original date of hire with the Employer shall be used for calculating any entitlements based on the Employee’s tenure with the Employer.

PART 3

COMPENSATION

Compensation and Benefits

3.1 During the Employee’s employment with the Employer, the Employer shall pay to the Employee the compensation and provide the benefits as set out in Schedule A, which sets out completely the compensation and benefits entitlement of the Employee.

Business Expenses

3.2 The Employee shall be reimbursed by the Employer for all reasonable expenses incurred in connection with his employment, including business travel, in accordance with the Employer’s policies as established from time to time.

PART 4

TERMINATION

Resignation

4.1 The Employee may terminate his employment with the Employer by giving not less than one (1) months’ written notice of resignation. At the time the Employee provides the Employer with notice of resignation, or at any time thereafter, the Employer shall have the right to elect to terminate the Employee’s employment at any time prior to the effective date of the Employee’s resignation, and upon such election, shall provide to the Employee a lump sum equal to the Base Salary for the notice period required to be provided by the Employee pursuant to this section 4.1 or to such proportion of that notice period that remains outstanding at the time of the election and shall continue to provide all medical and healthcare benefits that the Employer is permitted or able to provide under the applicable rules of the relevant plans for the lesser of the applicable notice period or the period of time that remains outstanding at the time of the Employer’s election. Upon such election being made by the Employer, the Employee shall not be entitled to any further Annual Bonus or vesting of stock options. Upon the effective date of the Employee’s resignation, the Employer shall not be obligated to make any further payments under this Agreement

Termination for Cause

4.2 Notwithstanding any other provision of this Agreement, the Employer may on written notice to the Employee immediately terminate this Agreement and the Employee’s employment with the Employer at any time for Cause (as defined in section 4.3 of this Agreement), without a notice period or pay in lieu of a notice period or any other form of compensation, severance pay or damages.

4.3 For the purposes of this Agreement, “Cause” means the circumstances if the Employee:

(a) is adjudicated to be bankrupt,

(b) is convicted of any indictable offence;

(c) commits an act of gross misconduct, wilful negligence or fraud in respect of the responsibilities or duties required to be performed under this Agreement, or to be undertaken or required to be undertaken in accordance with the provisions of this Agreement; or

(d) engages in any conduct which is intentional and materially injurious to the Business.

Termination without Cause

4.4 The Employer may terminate the employment of the Employee by providing the Employee in writing with thirty (30) months’ notice, pay in lieu of such notice or any combination thereof.

Termination by Death or Permanent Incapacity

4.5 The Employer’s obligation to the Employee and the Employee’s obligations to the Employer pursuant to this Agreement shall terminate upon the Employee’s death or permanent incapacity. For the purposes of this section 4.5, the Employee shall be deemed to have suffered permanent incapacity when the Employee suffers from any illness or injury that prevents him from performing his usual employment duties for a period of twelve (12) consecutive months. Where the employment of the Employee is terminated under this section 4.5, the Employer shall be under no obligation to provide the Employee with any further notice of termination or pay in lieu of notice or any other form of pay or damages. The Employee acknowledges and agrees that given the nature of the Employer’s business and the critical importance of his position to the operations of the Employer, it would constitute an unreasonable accommodation on the part of the Employer to operate without the services of the Employee for a period in excess of twelve (12) months. Furthermore, the Employee acknowledges that it would be impractical for the Employer to hire a replacement for the Employee, unless the replacement is hired on a permanent basis.

Directorship and Offices

4.6 Upon the termination of his employment with the Employer, the Employee shall immediately resign any directorship or office held in the Employer or any parent, subsidiary or affiliated companies of the Employer and, except as provided in this Agreement, the Employee shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this section 4.6.

No Additional Payments

4.7 The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Employer, the Employee shall not be entitled, by reason of his employment with the Employer or by reason of any termination of such employment, howsoever arising to any remuneration, compensation or other benefits other than expressly provided for in this Agreement.

PART 5

CHANGE OF CONTROL

Termination by Employer

5.1 In the event that within the twelve (12) month period immediately following a Change of Control (as defined in section 5.2 of this Agreement), any of the following occur:

(a) the Employee’s employment with the Employer is terminated, other than for Cause;

(b) the Employee is placed in a position of lesser stature than that of President and Chief Executive Officer; is assigned duties inconsistent with such position or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such position immediately prior to the Change of Control; is assigned performance requirements or working conditions which are at variance with the performance requirements and working conditions in effect immediately preceding the Change of Control; or is accorded treatment on a general basis that is in derogation of his status as President and Chief Executive Officer; or

(c) any requirement of the Employer that the location at which the Employee performs his principal duties be outside a radius of twenty-five miles from the location at which the Employee performs such duties immediately before the Change of Control;

then, at the Employee’s election, of which the Employee shall advise the Employer, by notice in writing within ninety (90) days of the Change of Control event, this Agreement shall be deemed to have been terminated by the Employer and the Employer will, immediately upon such termination, pay to the Employee an amount equal to his Base Salary for thirty (30) months. In addition, all options held by the Employee shall vest immediately and the Employee shall have three months to exercise the options. The Employer shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans for a period of three (3) months from the date of the Employee’s election following a Change of Control. The Employee further agrees that compensation payable pursuant to this section 5.1 is in lieu of the severance package payable under section 4.4 of this Agreement and shall be the maximum compensation to which the Employee is entitled to receive in lieu of reasonable notice, and the Employer will have no further obligations to the Employee with respect to the termination of this Agreement or his employment, including, without limitation, further severance pay or damages.

Change of Control

5.2 For the purposes of this agreement, a “Change of Control” means any of the following:

(a) any change in the registered holdings or beneficial ownership of the outstanding common shares of the Employer which results in a person or a group of persons acting jointly or in concert, or a person associated or affiliated with any such person or group (within the meaning of the Business Corporations Act (British Columbia) as amended) being in position to exercise effective control of the Employer, which person or group could not previously exercise effective control of the Employer, which for the purposes of this clause, shall be any such person or group holding, owning or controlling, directly or indirectly, securities sufficient to elect directors of the Employer;

(b) incumbent directors no longer constituting a majority of the Board of Directors;

(c) the completion of a merger, amalgamation, arrangement, business combination or similar transaction with a person or group of persons that is not associated or affiliated (within the meaning of the Business Corporations Act (British Columbia) as amended) with the Employer; or

(d) the sale, lease or transfer of all or substantially all of the Employer’s assets.

PART 6

CONFIDENTIALITY

Confidential Information

6.1 The Employee acknowledges that, by reason of his arrangement with the Employer, he will have access to Confidential Information, as hereinafter defined, of the Employer, that the Employer has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to “Employer” shall mean the Employer and its affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Employer (including the Employee) or received by the Employer from an outside source which is maintained in confidence by the Employer or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of the Employer pertaining to:

(a) any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Employer or that result from its marketing, research and/or development activities;

(b) any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(c) financial information, including the Employer’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(d) any information relating to the present or proposed business of the Employer.

6.2 The Employee acknowledges that the Confidential Information is a valuable and unique asset of the Employer and that the Confidential Information is and will remain the exclusive property of the Employer.

6.3 The Employee agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by him or disclosed to him as a result of or in connection with his association with the Employer. The Employee agrees that, both during the term of this Agreement and after the termination of his arrangement with the Employer, he will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

6.4 The Employee understands that the Employer has from time to time in their possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Employer has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

6.5 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and the Employer shall be considered the author thereof.

6.6 The Employee represents and warrants that the Employee will not, to the best of the Employee’s knowledge and belief, use or cause to be incorporated in any of the Employee’s work product any data software, information, designs, techniques or know-how which the Employee or the Employer does not have the right to use.

6.7 The Employee agrees that documents, copies, records and other property or materials made or received by the Employee that pertain to the business and affairs of the Employer, including all Confidential Information which is in the Employee’s possession or under the Employee’s control are the property of the Employer and that the Employee will return same and any copies of same to the Employer immediately upon termination of this Agreement or at any time upon the request of the Employer.

Injunctive Relief

6.8 The Employee agrees that, in the event he violates any of the restrictions referred to in section 6, the Employer shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

PART 7

GENERAL

Representations and Warranties of Employee

7.1 The Employee represents and warrants that the execution performance of this Agreement will not result in or constitute a default, breach or violation of any understanding, agreement of commitment, written or oral, express or implied, to which the Employee is a party. The Employee further represents and warrants that he has not brought and will not bring with him to the Employer or the associated companies, and that he has not used and will not use, while performing his duties for the Employer, any materials or documents of a former employer or any other person or entity to which he is under a duty not to disclose. The Employee agrees that, while employed by the Employer, the Employee shall not breach any obligation, confidence or duty the Employee may have to a former employer or any other person or entity and the Employee agrees that the Employee will fulfill all such obligations during the Employee’s employment with the Employer.

Counterpart

7.2 This Agreement and any other writing delivered pursuant to this Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

Governing Laws

7.3 This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

Assistance

7.4 The parties must render all such assistance to one another as may reasonably be required to enable the provisions of the Agreement expeditiously to be given effect. All materials and facilities made available by Company and used by the Consultant for this purpose shall remain the property of the Company.

Notice

7.5 All notices required to be given by any party under this Agreement shall be in writing and shall be delivered by hand or properly addressed prepaid registered post or facsimile addressed to a party at its address set out in this Agreement or such other address as a party may from time to time designate in writing.

Any notice given shall be deemed to have been delivered:

(a) in the case of delivery by ordinary prepaid registered post, three business days after posting; or

(b) in the case of transmission by facsimile, upon receipt by the sender of a transmission report showing transmission free of error.

Entire Agreement and Amendments

7.6 The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by written instrument signed by the Employer and the Employee.

Further Assurances

7.7 Each party shall make, execute and do so cause to be made, executed or done all necessary agreements, deeds and acts which may be necessary to protect, secure or otherwise ensure compliance between them with the terms of this Agreement.

Enurement

7.8 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

Assignment of Rights

7.9 The Employer shall have the right to assign this Agreement to another party, including, without limitation, any successor company that acquires all or substantially all of the Employer’s assets. The Employee shall not assign his rights under this Agreement or delegate to others any of his functions and duties under this Agreement without the express written consent of the Employer which may be withheld in its sole discretion.

Affiliated Companies

7.10 The Employee acknowledges and agrees that all of the Employee’s covenants and obligations to the Employer, as well as the rights of the Employer under this Agreement, shall run in favour of and shall be enforceable by the parent, subsidiary and affiliated companies of the Employer. The Employee acknowledges that notwithstanding references in this Agreement to the parent, subsidiary and affiliated companies of the Employer, this Agreement is between the Employee and the Employer and there are no other parties to the Agreement. The Employee shall have no right to enforce this Agreement against any party other than the Employer unless this Agreement is assigned to any entity in accordance with section 7.3 of this Agreement.

Severability

7.11 Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

Survival

7.12 The Employer and the Employee expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Employee’s employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Employee’s employment or the termination of this Agreement for any reason.

Employment Standards

7.13 In the event that the minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, or any other employment standards legislation that may be applicable, are more favourable to the Employee in any respect, including but not limited to the provisions herein in respect to notice of termination or vacation entitlement, the provisions of the Employment Standards Act, or such other applicable employment standards legislation, shall apply.

Legal Advice

7.14 The Employee acknowledges that it was recommended to him by the Employer that he obtain independent legal advice before executing this Agreement and that by executing this Agreement the Employee represents that he did obtain independent legal advice.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the 29th day of August, 2007.

TAG OIL LTD.

Per:
Authorized Signatory

SIGNED, SEALED AND DELIVERED by	)
GARTH JOHNSON in the presence of:	)
)
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Witness	)	GARTH JOHNSON
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Name	)
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Address	)
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SCHEDULE “A”

Salary

The Employer shall pay to the Employee an annual salary of CDN$150,000 (the “Base Salary”), less applicable statutory deductions, paid in accordance with the Employer’s usual payroll practices.

Annual Bonus

In addition to the Base Salary, the Employee shall be eligible for a bonus of up to 35% of the Base Salary per annum (“Annual Bonus”). The recommendation of the Annual Bonus shall be performed by the Employer’s Compensation Committee and approved by the Board acting reasonably.

The Employee must be actively employed with the Employer at the time any Annual Bonus is actually paid in order to be eligible for that Annual Bonus and the Employee shall not be eligible for any Annual Bonus on a pro-rated basis or during any period of reasonable notice provided pursuant to this Agreement.

Benefits

A. Employee Benefits

The Employee shall be eligible to participate in all medical, dental and insurance benefits offered to executive-level employees of the Employer. The administration of these benefits is at the sole discretion of the Employer and any addition, alteration or deletion of such benefits shall not result in a breach of this Agreement.

B. Vacation

The Employee shall be entitled to vacation in accordance with the Employer’s policies for executive-level employees.